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                                                                    EXHIBIT 2.5



                     AMENDMENT TO STOCK EXCHANGE AGREEMENT


                  This Amendment to Stock Exchange Agreement (the "Amendment") is made as of this 5th day of April, 2000, by and among U.S. Technologies Inc., a Delaware corporation (the "Company"), U.S. Technologies Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Newco"), E2Enet, Inc., a Delaware corporation ("E2E"), Northwood Ventures LLC, a New York limited liability company ("Northwood Ventures"), Northwood Capital Partners LLC, a New York limited liability company ("Northwood Capital" and, together with Northwood Ventures, "Northwood"), Jonathan J. Ledecky ("Ledecky") and the other E2E Stockholders (as defined below) (each of the foregoing, individually, a "Party," and, collectively, the "Parties"). Capitalized terms used but not defined herein have the respective meanings assigned to them in the Stock Exchange Agreement (as defined below).

                                  RECITALS:

                  A. The Company, E2E and the E2E Stockholders entered into a Stock Exchange Agreement dated as of February 21, 2000 (the "Stock Exchange Agreement"), pursuant to which the Company agreed to acquire all of the issued and outstanding shares of capital stock of E2E (the "E2E Shares") from those persons who would own all of such shares as of the closing of the acquisition contemplated therein (the "E2E Stockholders");

                  B. In exchange for all of the issued and outstanding shares of E2E, the Company agreed to issue to the E2E Stockholders the Preferred Shares; and

                  C. The Parties desire to amend the Stock Exchange Agreement to provide for (i) the merger of E2E with and into Newco, with Newco being the surviving corporation, and (ii) the conversion of the shares of capital stock of E2E into the Preferred Shares, all upon the terms and conditions set forth herein.

                                  AGREEMENTS:

                  In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Additional Party. Newco is added as a party to the Stock Exchange Agreement, and all references to Members of the Company Group shall be deemed to include Newco.

2.       Amendment to Article I.

         (a) The definition of "Investment Documents" in Article I of the Stock Exchange Agreement is amended by replacing it in its entirety with the following:
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                           "Investment Documents" shall mean this Agreement,
                  the Preferred Shares, the Certificate of Designations, the Amended and Restated Registration Rights Agreement, the Voting Agreement relating to the Board of Directors of the Company and the Certificate of Merger (as defined below).

         (b) The following definition is added to Article I of the Stock Exchange Agreement:

                           "Certificate of Merger" has the meaning given to it
                  in Section 2.2.

         (c) The definition of "Preferred Shares" in Article I of the Stock Exchange Agreement is amended by replacing it in its entirety with the following:

                           "Preferred Shares" means the duly authorized,
                  validly issued, fully paid and non-assessable shares of the Series B Mandatorily Convertible Preferred Stock of the Company with an aggregate stated value equal to $11,200,000, mandatorily convertible into an aggregate of 56,000,000 shares of Common Stock as described in Section 3.1.

3. Amendment to Article II. Article II of the Stock Exchange Agreement is amended by replacing it in its entirety with the following:

                             ARTICLE II. THE MERGER

                           2.1      Merger; Effects of Merger.

                                    (a)      Upon the terms and subject to the
                  conditions of this Agreement, at the Effective Time (as defined below), (i) E2E shall be merged with and into Newco (the "Merger"), (ii) the separate existence of E2E shall thereupon cease, and (iii) the name of Newco, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger be E2Enet, Inc.

                                    (b)      The Merger shall have the effects
                  set forth in the Delaware General Corporation Law (the "DGCL"). Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, powers and franchises of E2E and Newco shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of E2E and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

                           2.2 Closing of Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fleischman and Walsh, L.L.P. at 10:00 a.m., local time, on a date satisfactory to the Company, Newco and E2E which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to Closing set forth in
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                  Articles IV and V hereof (other than those conditions which require the delivery of any documents or the taking of other actions at the Closing) (the "Closing Date"). On the Closing Date, the Parties agree to file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in the form required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger will become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

                           2.3 Articles of Incorporation. The Articles of Incorporation of Newco in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided thereunder and under the DGCL.

                           2.4 Bylaws. The Bylaws of Newco in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation, until thereafter altered, amended or repealed as provided thereunder and under the Articles of Incorporation of the Surviving Corporation and the DGCL.

                           2.5      Directors and Officers of Surviving
                  Corporation. The directors and officers of Newco immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, and each shall hold office from the Closing Date until such time as his successor is duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                           2.6      Conversion of Shares.

                                    (a)      E2E Shares. As of the Effective
                  Time, by virtue of the Merger and without any action on the part of the E2E Stockholders, the E2E Shares held by each E2E Stockholder shall be converted into such E2E Stockholder's pro rata share of the Preferred Shares. As of the Closing Date, all of the certificates which immediately prior to the Closing represented E2E Shares shall be deemed for all purposes to evidence ownership of and to represent the Preferred Shares into which the E2E Shares formerly represented by such certificates have been converted as herein provided.

                                    (b)      Exchange of Certificates. On or
                  after the Closing Date, the E2E Stockholders shall surrender to Fleischman and Walsh, L.L.P., as exchange agent (the "Exchange Agent"), stock certificates representing their respective E2E Shares, together with stock powers duly executed in favor of the Company. Upon the surrender of any such stock certificate by or on behalf of any E2E Stockholder, the Company shall direct the Exchange Agent (1) on behalf of the Surviving Corporation, to cancel such stock certificate, and (2) on behalf of the
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                  Company, to issue to such E2E Stockholder certificates
                  representing the Preferred Shares into which the E2E Shares held by such E2E Stockholder shall have been converted at the Effective Time. The E2E Shares, when converted into the Preferred Shares at the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. The Exchange Agent shall hold in escrow stock certificates representing all of the Preferred Shares issued in connection with the Merger until the earlier of (i) written notice by the Company directing the Exchange Agent to release such certificates; (ii) written notice by the Company directing the Exchange Agent to release such certificates following the Company's receipt of (x) a joinder to the Agreement and a consent and joinder to the Amendment, duly executed by each of the E2E Stockholders other than Ledecky and Northwood, (y) releases in the form of the letter from Hogan & Hartson L.L.P. to each E2E Stockholder dated March 20, 2000, duly executed by each of the E2E Stockholders other than Ledecky and Northwood, and (z) stock certificates representing all of the E2E Shares, together with stock powers duly executed in favor of the Company; or (iii) approval of the Charter Amendment and the conversion of the Preferred Shares into Common Stock as described in the Agreement (provided, however, that, notwithstanding approval of the Charter Amendment and the conversion of the Preferred Shares into Common Stock, the Exchange Agent shall continue to hold in escrow certificates representing shares of Common Stock issued to those E2E Stockholders who have not executed and delivered to the Company the documents described in
                  Section 2.6(b)(ii) until the Company receives such documents).

                                    (c)     Newco Shares. Each share of common
                  stock, par value $0.01 per share, of Newco issued and outstanding immediately prior to the Closing Date shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                           2.7 Tax-Free Merger. It is intended that the Merger will constitute a tax-free reorganization under
                  Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement will constitute a "plan of reorganization" within the meaning of the regulations promulgated under such section of the Code.

4. Amendments to Article IV. Sections 4.2(b), 4.2(f) and 4.10 of the Stock Exchange Agreement are deleted in their entirety.

5. Amendments to Article V. Sections 5.2(a), 5.2(d) and 5.3 of the Stock Exchange Agreement are deleted in their entirety.
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6.       Amendments to Article VII.

         (a) Section 7.6 of the Stock Exchange Agreement is amended by replacing it in its entirety with the following:

                           7.6 Governmental Approvals. No authorization, consent, approval, License, exemption of or filing or registration with any court or Government Entity is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company of, or for the performance by the Company of its obligations under, any of the Investment Documents other than (i) under applicable securities laws with respect to the Charter Amendment, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) under applicable securities laws with respect to the transactions contemplated by the registration rights set forth in the Amended and Restated Registration Rights Agreement.

         (b) Article VII of the Stock Exchange Agreement is amended by adding the following Section 7.18:

                           7.18     Newco.

                                    (a)      Newco is a corporation duly
                  organized, validly existing and in good standing under the Laws of the State of Delaware.

                                    (b)      Newco has all necessary corporate
                  power and authority to enter into the Investment Documents to which it is a party and to carry out its obligations thereunder. Newco has duly executed and delivered (or will have, with respect to deliveries to be executed and delivered by it at Closing) each of the Investment Documents, and each is (or will be, with respect to deliveries to be executed and delivered by it at Closing) a legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

                                    (c)      The authorized capital stock of
                  Newco consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding on the date hereof. Without limiting the generality of the foregoing Section 7.4, all of the outstanding shares of capital stock of Newco have been duly authorized and validly issued, and are fully paid, nonassessable and free and clear of all Liens. There are no options, warrants or rights to purchase shares of capital stock or other securities of Newco issued or outstanding, nor is Newco obligated in any other manner to issue shares of its capital stock or other securities.

                                    (d)      Other than the filing of the
                  Certificate of Merger, no authorization, consent, approval, License, exemption of or filing or registration with any court or Government Entity is or will be necessary for or in connection with the execution or delivery by Newco of or the performance by Newco of its obligations under any of the Investment Documents.

         (c) Section 7.16 of the Stock Exchange Agreement is amended to replace the reference to the "Exchange" with a reference to the "Merger."

7. Amendments to Article VIII.

         (a) Section 8.2 of the Stock Exchange Agreement is amended such that all references therein to the "Company" shall be deemed to be references to the Company and Newco.

         (b) Section 8.2 of the Stock Exchange Agreement is amended by adding the following Section 8.2(h):

                                    (h)      Tax-Free Merger. The Company and
                  Newco agree that the Merger is intended to be a tax-free reorganization under Section 368 of the Code and that this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under such section of the Code. Neither the Company nor the Surviving Corporation will take or fail to take any action which would jeopardize the qualification of the Merger as such a reorganization (other than such actions as may be legally required).

8.       Amendments to Article X.

         (a) Section 10.1(a) of the Stock Exchange Agreement is amended by replacing it in its entirety with the following:

                                    (a)      This Agreement may be terminated
                  and the Merger may be abandoned by (i) the mutual, written agreement of the E2E Representatives and the Company, (ii) by either the E2E Representatives or the Company if (x) the Merger shall not have been consummated by 5:00 p.m. Eastern Standard Time on April 11, 2000, provided that the party seeking to terminate this Agreement pursuant to this clause
                  (ii) is not in breach of this Agreement (or in the case of the E2E Representatives, neither they nor any of the other E2E Stockholders are in breach of this Agreement), or (y) a Government Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the Party or Parties seeking to terminate this Agreement pursuant to this clause (ii) (y) shall have used all reasonable efforts to remove such Order.

         (b) Section 10.1(c) of the Stock Exchange Agreement is amended such that all references therein to the "Company" shall be deemed to be references to the Company or Newco, as the case may be.
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9.       Amendment to Article XI. Section 11.4 of the Stock Exchange Agreement
is amended to add the following address for Newco:

                  U.S. Technologies Acquisition Sub, Inc.
                  c/o U.S. Viewing Corporation
                  2001 Pennsylvania Avenue, NW
                  Suite 675
                  Washington, DC 20006
                  Attn:  Gregory C. Earls
                  Telephone:  202-466-3100
                  Facsimile:  202-466-4557

                  with a copy to:

                  Fleischman and Walsh L.L.P.
                  1400 Sixteenth Street, N.W.
                  Washington, DC 20036
                  Attn: Stephen A. Bouchard
                  Telephone: 202-939-7945
                  Facsimile: 202-265-5706

10. Stock Exchange Agreement. Except as otherwise expressly provided in this Amendment, the provisions of the Stock Exchange Agreement remain in full force and effect.

11. Counterparts; Facsimile Signatures. This Amendment may be executed in one or more counterparts, and executed signature pages sent by a Party to the other Parties by facsimile shall be binding as evidence of such Party's agreement hereto and acceptance hereof.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]
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                  The parties hereto have executed this Amendment to Stock
Exchange Agreement as of the date first written above.


                                   U.S. TECHNOLOGIES INC.



                                   By: /s/ C. Gregory Earls
                                       ----------------------------------------
                                       Name:  C. Gregory Earls
                                       Title: Co-Chairman and Co - CEO


                                   U.S. TECHNOLOGIES ACQUISITION SUB, INC.



                                   By: /s C. Gregory Earls
                                       ----------------------------------------
                                       Name:  C. Gregory Earls
                                       Title: President

           [signature page to Amendment to Stock Exchange Agreement,
                          dated as of April 5, 2000]



                                   E2ENET, INC.



                                   By: /s/ Steven J. Quamme
                                       ----------------------------------------
                                       Name:  Steven J. Quamme
                                       Title: Senior Vice President


                                   NORTHWOOD CAPITAL PARTNERS LLC



                                   By: /s/ Henry T. Wilson
                                       ----------------------------------------
                                       Name:  Henry T. Wilson
                                       Title: Managing Director


                                   NORTHWOOD VENTURES LLC



                                   By: /s/ Henry T. Wilson
                                       ----------------------------------------
                                       Name:  Henry T. Wilson
                                       Title: Managing Director



                                   /s/ Jonathan J. Ledecky
                                   --------------------------------------------
                                   JONATHAN J. LEDECKY